EXHIBIT 10.1

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CONTRIBUTION AGREEMENT

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by and among

DEEP DOWN, INC.,

FLOTATION TECHNOLOGIES, INC.

FLOTATION INVESTOR, LLC

and

CUMING FLOTATION TECHNOLOGIES, LLC

Dated as of December 31, 2010

i

ii

iii

CONTRIBUTION AGREEMENT

This CONTRIBUTION AGREEMENT (this “Agreement”), dated as of December 31, 2010, is entered into by and among DEEP DOWN, INC., a corporation existing under the laws of Nevada (“Deep Down”), FLOTATION TECHNOLOGIES, INC., a Maine corporation (“Flotec”), FLOTATION INVESTOR, LLC, a Delaware limited liability company (“Holdings”), and CUMING FLOTATION TECHNOLOGIES, LLC, a Delaware limited liability company (the “Company”).

RECITALS:

A.           Deep Down and Flotec, as applicable, desire to contribute, or cause to be contributed, to the Company (i) all of their right, title, and interest in and to the Contributed Assets (as defined herein), (ii) all of their right, title and interest in, to and under the SPA (as defined herein) and (iii) the Deep Down Contributed Capital (as defined herein) in exchange for the issuance by the Company of the Deep Down Units (as defined herein) and the assumption by the Company of the Assumed Liabilities.

B.           Holdings desires to contribute to the Company the Holdings Contributed Capital (as defined herein) in exchange for the issuance by the Company of the Holdings Units (as defined herein).

C.           Deep Down is the sole shareholder of Flotec and, as such, will derive substantial benefits from the contemplated Transactions.

NOW, THEREFORE, in consideration of the promises and the mutual agreements and covenants hereinafter set forth, and intending to be legally bound, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01  Certain Defined Terms.  For purposes of this Agreement:

“Act” means the Securities Act of 1933, as amended.

“Action” means any Claim, action, suit, arbitration, inquiry, proceeding or investigation by or before any Governmental Authority.

“Affiliate” means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.

“Ancillary Agreements” means the Assumption Agreement, the Bill of Sale, the SPA Assignment, the Operating Agreement and the Deep Down Securities Purchase Agreement.

“Arbitration Notice” has the meaning set forth in Section 10.11(b).

“Assumption Agreement” means the Assumption Agreement to be executed by the Company, Flotec and Deep Down at the Closing, substantially in the form of Exhibit A.

“Bill of Sale” means the Bill of Sale and Assignment to be executed by the Company, Flotec and Deep Down at the Closing, substantially in the form of Exhibit B.

“Business” means the specialized offshore flotation business of Deep Down, as conducted through its wholly owned subsidiary, Flotec.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in The City of New York.

“Claims” means any and all administrative, regulatory or judicial actions, suits, petitions, appeals, demands, demand letters, claims, liens, notices of noncompliance or violation, investigations, proceedings, consent orders or consent agreements.

“Code” means the Internal Revenue Code of 1986, as amended through the date hereof.

“Contract” means any contract, agreement, arrangement, commitment, instrument, document or similar understanding (whether written or oral), including leases, subleases and rights thereunder.

“Contributed Assets” has the meaning set forth in Section 2.01(a).

“Conveyance Taxes” means all sales, use, value added, transfer, stamp, stock transfer, real property transfer or gains and similar Taxes.

“Cuming” means Cuming Corporation, a corporation existing under the laws of Massachusetts.

“Cuming Parties” means Cuming and the Cuming Selling Stockholders.

“Cuming Selling Stockholders” means the stockholders of Cuming listed on the signature pages to the SPA.

“Deep Down Common Stock” means twenty million shares of Deep Down common stock to be purchased by Holdings pursuant to the Deep Down Securities Purchase Agreement.

“Deep Down Contributed Capital” means $1,400,000.

 “Deep Down Securities Purchase Agreement” means the securities purchase agreement to be executed by Deep Down and Holdings, at the Closing, substantially in the form of Exhibit C, pursuant to which Holdings will purchase from Deep Down the Deep Down Common Stock.

“Deep Down Units” means Class A-1 and Class A-2 units of the Company, representing a 20% percentage interest in the Company.

“Disclosure Schedule” means the Disclosure Schedule attached hereto, dated as of the date hereof, delivered by Flotec and Deep Down to the Company and Holdings in connection with this Agreement.

“Encumbrance” means any security interest, pledge, hypothecation, mortgage, lien (including environmental and tax liens), violation, charge, lease, license, encumbrance, servient easement, adverse claim, reversion, reverter, preferential arrangement, restrictive covenant, condition or restriction of any kind, including any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership.

“Environment” means surface waters, groundwaters, soil, subsurface strata and ambient air.

“Environmental Claims” means any Claims relating in any way to any Environmental Law or any Environmental Permit, including (a) any and all Claims by Governmental Authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law and (b) any and all Claims by any Person seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from hazardous materials or arising from alleged injury or threat of injury to health, safety or the Environment.

“Environmental Laws” means any applicable Law currently in effect in any way relating to the protection of human health and safety, the environment or natural resources including the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. App. § 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), the Clean Water Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.) the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. § 136 et seq.), and the Occupational Safety and Health Act (29 U.S.C. § 651 et seq.), as each has been or may be amended and the regulations promulgated pursuant thereto.

“Environmental Permits” means all permits, approvals, identification numbers, licenses and other authorizations required under or issued pursuant to any applicable Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any entity (whether or not incorporated) which would be treated as a single employer with another entity under Sections 414(b), (c), (m) or (o) of the Code and the Regulations.

“Flotec Benefit Plans” means all Plans with respect to which Flotec or any ERISA Affiliate of Flotec has any obligation or liability, contingent or otherwise.

“GAAP” means United States generally accepted accounting principles, as consistently applied.

“Governmental Authority” means any federal, national, supranational, state, provincial, local, or similar government, governmental, regulatory or administrative authority, agency or commission or any court, tribunal, or judicial or arbitral body.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Holdings Contributed Capital” means $22,350,000.

“Holdings Units” means Class A-1, Class A-2, Class B-1 and Class B-2 units of the Company, representing a 80% percentage interest in the Company.

“Indebtedness” means, with respect to any Person, (a) all indebtedness of such Person, whether or not contingent, for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services, (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all obligations of such Person as lessee under leases that have been or should be recorded as capital leases, (f) all obligations, contingent or otherwise, of such Person under acceptance, letter of credit or similar facilities, (g) all obligations of such Person to purchase, redeem, retire, defease or otherwise acquire for value any capital stock of such Person or any warrants, rights or options to acquire such capital stock, valued, in the case of redeemable preferred stock, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends, (h) all Indebtedness of others referred to in clauses (a) through (g) above guaranteed directly or indirectly in any manner by such Person, or in effect guaranteed directly or indirectly by such Person through an agreement (i) to pay or purchase such Indebtedness or to advance or supply funds for the payment or purchase of such Indebtedness, (ii) to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Indebtedness or to assure the holder of such Indebtedness against loss, (iii) to supply funds to or in any other manner invest in the debtor (including any agreement to pay for property or services irrespective of whether such property is received or such services are rendered) or (iv) otherwise to assure a creditor against loss, and (i) all Indebtedness referred to in clauses (a) through (g) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Encumbrance on property (including accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness.

“Indemnified Party” means a Company Indemnified Party or a Deep Down Indemnified Party, as the case may be.

“Indemnifying Party” means Flotec and Deep Down, jointly and severally, pursuant to Section 8.02 or the Company pursuant to Section 8.03, as the case may be.

“Intellectual Property” means any rights, licenses, charges, Encumbrances, equities and other claims that any person may have to claim ownership, authorship or invention of, to use, to object to or prevent the modification of or to withdraw from circulation or control the publication or distribution of, any: (a) copyrights in both published works and unpublished works, (b) fictitious business names, trading names, corporate names, registered and unregistered trademarks, service marks and applications, (c) any (i) patents and patent applications and (ii) business methods, inventions and discoveries that may be patentable, (d) computer software or middleware and (e) know-how, trade secrets, confidential information, customer lists, software (source code and object code), technical information, data, process technology, plans, drawings and blue prints.

“IRS” means the Internal Revenue Service of the United States.

“Knowledge” means, with respect to Deep Down the knowledge of Ron Smith, Gene Butler, Gay Mayeux and Mike Newbury, with respect to Flotec, the knowledge of Al Marquis, Jr., Peter Russell, Peter Perro and Fred Maguire and with respect to the Holdings, the knowledge of Glen Gordon and Joshua Ratner.

“Law” means any federal, national, supranational, state, provincial, local or similar statute, law, ordinance, regulation, rule, code, order, requirement or rule of law (including common law).

“Leased Real Property” means the real property leased by Flotec, as tenant, together with, to the extent leased by Flotec, all buildings and other structures, facilities or improvements currently or hereafter located thereon, all fixtures, systems, equipment and items of personal property of Flotec attached or appurtenant thereto and all easements, licenses, rights and appurtenances relating to the foregoing.

“Liabilities” means any and all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured or determined or determinable, including those arising under any Law (including any Environmental Law), Action or Governmental Order and those arising under any contract, agreement, arrangement, commitment or undertaking.

“Material Adverse Effect” means any circumstance, change in or effect on the Business or Flotec that, individually or in the aggregate with all other circumstances, changes in or effects on the Business or Flotec:  (a) is or is reasonably likely to be materially adverse to the business, operations, assets or liabilities (including contingent liabilities), results of operations or the condition (financial or otherwise) of the Business or (b) is reasonably likely to materially adversely affect the ability of the Company to operate or conduct the Business in the manner in which it is currently or contemplated to be operated or conducted by Flotec.

“Operating Agreement” means the limited liability company agreement of the Company to be executed by the Company, Deep Down and Holdings at the Closing, substantially in the form of Exhibit D.

“Owned Real Property” means the real property in which Flotec has fee title (or equivalent) interest, together with all buildings and other structures, facilities or improvements currently or hereafter located thereon, all fixtures, systems, equipment and items of personal property of Flotec attached or appurtenant thereto and all easements, licenses, rights and appurtenances relating to the foregoing.

“Permit” means permits, licenses, certificates, waivers, notices and similar authorizations.

“Permitted Encumbrances” means such of the following as to which no enforcement, collection, execution, levy or foreclosure proceeding shall have been commenced and as to which Flotec is not otherwise subject to civil or criminal liability due to its existence:  (a) liens for Taxes not yet due and payable, (b) Encumbrances imposed by Law, such as materialmen’s, mechanics’, carriers’, workmen’s and repairmen’s liens and other similar liens arising in the ordinary course of business securing obligations that (i) are not overdue for a period of more than 30 days and (ii) are not in excess of $5,000 in the case of a single property or $50,000 in the aggregate at any time; (c) pledges or deposits to secure obligations under workers’ compensation laws or similar legislation or to secure public or statutory obligations; and (d) minor survey exceptions, reciprocal easement agreements and other customary encumbrances on title to real property that (i) were not incurred in connection with any Indebtedness, (ii) do not render title to the property encumbered thereby unmarketable and (iii) do not, individually or in the aggregate, materially adversely affect the value of or the use of such property for its current and anticipated purposes.

“Plans” means (i) all “employee benefit plans” (as defined in Section 3(3) of ERISA), (ii) all employment, consulting, individual compensation and collective bargaining agreements and (iii) all other employee benefit plans, policies, agreements, or arrangements, including any bonus or other incentive compensation, stock purchase, equity or equity-based compensation, deferred compensation, change in control, termination, severance, sick leave, vacation, loans, perquisites, salary continuation, health, disability, life insurance and educational assistance plans, policies, agreements or arrangements.

“Person” means any individual, partnership, firm, corporation, limited liability company, association, trust, unincorporated organization or other entity, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended.

“Pre-Closing Period” means any taxable period (or portion thereof) ending on or prior to the date of the Closing.

“Real Property” means the Leased Real Property and the Owned Real Property.

“Receivables” means any and all accounts receivable, notes and other amounts receivable from third parties, including customers and employees, arising from the conduct of the Business before the Closing, whether or not in the ordinary course, together with any unpaid financing charges accrued thereon.

“Regulations” means the Treasury Regulations (including Temporary Regulations) promulgated by the United States Department of Treasury with respect to the Code or other federal tax statutes.

“SPA” means that certain Stock Purchase Agreement, dated May 3, 2010, as amended, among Deep Down and the Cuming Parties.

“SPA Assignment” means the assignment of the SPA to be executed by Deep Down, the Cuming Parties and the Company at the Closing, substantially in the form of Exhibit E.

“Straddle Period” means any taxable period beginning on or prior to and ending after the date of the Closing.

“Tax” or “Taxes” means any and all taxes, fees, levies, duties, tariffs, imposts, and other charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any government or taxing authority, including taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation, or net worth; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value added, or gains taxes; license, registration and documentation fees; and customs’ duties, tariffs, and similar charges.

“Tax Returns” means any return, declaration, report, election, Claim for refund or information return or other statement or form filed or required to be filed with any Tax authority relating to Taxes, including any schedule or attachment thereto or any amendment thereof.

“Transactions” means (a) (i) the contribution by Flotec of the Contributed Assets to the Company, (ii) the contribution by Deep Down of the SPA to the Company, (iii) the contribution by Deep Down of the Deep Down Contributed Capital, (iv) the Company’s issuance of the Deep Down Units to Deep Down and (v) the Company’s assumption of the Assumed Liabilities; (b) (i) the contribution by Holdings of the Holdings Contributed Capital and (ii) the Company’s issuance of the Holdings Units to Holdings; (c) the consummation of the transactions contemplated by the SPA; (d) the execution, delivery, and performance of all of the documents, instruments, and agreements to be executed, delivered, and performed in connection herewith, including the Ancillary Agreements; and (e) the performance by each of Deep Down, Flotec, Holdings and the Company of its respective covenants and obligations under this Agreement.

“Unit” means a limited liability company interest in the Company.  As of the date hereof, the Deep Down Units and the Holdings Units constitute all of the Units.

SECTION 1.02  Definitions.  The following terms have the meanings set forth in the Sections set forth below:

Definition	Location
“Agreement”	Preamble
“Assumed Liabilities”	2.02(a)
“Balance Sheet Date”	3.04(a)
“Closing”	2.04
“Closing Date”	2.04

Definition	Location

“Company”	Preamble
“Company Indemnified Party”	8.02(i)
“Confidential Information”	6.03(a)
“Contributed Assets”	2.01(a)
“Deep Down”	Preamble
“Excluded Assets”	2.01(c)
“Excluded Liabilities”	2.01(b)
“Financial Statements”	3.04(a)
“Flotec”	Preamble
“Holdings”	Preamble
“Interim Financial Statements”	3.04(a)
“Loss”	8.02
“Most Recent Balance Sheet”	3.04(a)
“Options”	3.13(b)
“Tangible Personal Property”	3.14
“Third Party Claim”	8.05(b)

SECTION 1.03  Interpretation and Rules of Construction.  In this Agreement, except to the extent otherwise provided or that the context otherwise requires:

when a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference is to an Article or Section of, or a Schedule or Exhibit to, this Agreement unless otherwise indicated;

(a)           the table of contents and headings for this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement;

(b)           whenever the words “include,” “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation”;

(c)           the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement;

(d)           all terms defined in this Agreement have the defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein;

(e)           the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms;

(f)           any Law defined or referred to herein or in any agreement or instrument that is referred to herein means such Law or statute as from time to time amended, modified or supplemented, including by succession of comparable successor Laws;

(g)           references to a Person are also to its successors and permitted assigns; and

(h)           the use of “or” is not intended to be exclusive unless expressly indicated otherwise.

ARTICLE II

CONTRIBUTION

SECTION 2.01  Contributions.

(a)           Upon the terms and subject to the conditions of this Agreement, at the Closing, Flotec shall contribute, assign, transfer, convey and deliver, or cause to be contributed, assigned, transferred, conveyed and delivered, to the Company, and the Company shall assume from Flotec, all the assets, properties, goodwill and business of every kind and description and wherever located, whether tangible or intangible, real, personal or mixed, directly or indirectly owned by Flotec or to which Flotec is directly or indirectly entitled and, in any case, belonging to or used or intended to be used in the Business, other than the Excluded Assets (the assets to be contributed to the Company being referred to as the “Contributed Assets”), including the following: (i) all Real Property; (ii) all Tangible Personal Property; (iii) Intellectual Property, goodwill associated therewith, licenses and sublicenses granted and obtained with respect thereto, and rights thereunder, remedies against infringements thereof and rights to protection of interests therein under the laws of all jurisdictions; (iv) with respect to any Contracts of or benefiting Flotec, all rights and benefits under or arising out of such Contracts; (v) Receivables; (vi) securities; (vii) claims, deposits, prepayments, refunds, causes of action, choses in action and rights of recovery, set off and recoupment; (viii) Permits obtained or applied for by or on behalf of Flotec from, pursuant to or in connection with any Law or Governmental Order; (ix) books, records, ledgers, files, documents, correspondence, advertising and promotional materials, studies, reports and other written materials; and (x) cash and cash equivalents.

(b)           Upon the terms and subject to the conditions of this Agreement, at the Closing, Deep Down shall contribute, assign, transfer, convey and deliver, or cause to be contributed, assigned, transferred, conveyed and delivered, to the Company, and the Company shall assume from Deep Down, all of Deep Down’s right, title and interest in, to and under the SPA.

(c)           Upon the terms and subject to the conditions of this Agreement, at the Closing, (i) Holdings shall contribute the Holdings Contributed Capital to the Company and (ii) Deep Down shall contribute the Deep Down Contributed Capital to the Company.

(d)           Upon the Closing, the Company shall contribute the Contributed Assets and Assumed Liabilities to a wholly-owned subsidiary of the Company in exchange for 100% of the equity interest in such subsidiary.

(e)           Notwithstanding anything in Section 2.01(a) to the contrary, the Contributed Assets shall exclude the following assets and properties owned by Flotec or Deep Down (the “Excluded Assets”): (i) the corporate charter, qualifications to conduct business as a foreign corporation, and the minute books, stock transfer books and similar documents or records relating to the organization, maintenance and existence of Flotec as a corporation; (ii) any of Flotec’s rights under this Agreement, each Contract or writing executed or delivered in connection with this Agreement and each of the Ancillary Agreements or (iii) any asset specifically identified on Section 2.01(c) of the isclosure Schedule.

SECTION 2.02  Assumption and Exclusion of Liabilities.

(a)           Upon the terms and subject to the conditions of this Agreement, effective as of the Closing, the Company shall assume and shall agree to timely pay, perform and discharge in accordance with their respective terms all Liabilities of Flotec other than the Excluded Liabilities (the “Assumed Liabilities”), including without limitation the following Liabilities: (i) Liabilities arising under the sale of products in the ordinary course of business pursuant to product warranties, product returns and rebates; (ii) Liabilities constituting, or arising in connection with, accounts payable existing as of November 30, 2010 (including, for avoidance of doubt, invoiced accounts payable, and accrued by uninvoiced accounts payable) as listed in Section 2.02(a) of the Disclosure Schedule, and including Liabilities constituting, or arising in connection with, accounts payable in the ordinary course of business and consistent with past practices from November 30, 2010 until the Closing Date; (iii) other Liabilities with respect to the Business or the Contributed Assets arising after the Closing; (iv) Liabilities for Taxes relating to the Contributed Assets for all taxable periods (or portions thereof) beginning after the Closing Date; and (v) Liabilities under Contracts contributed to the Company pursuant to Section 2.01(a) (the “Assumed Contracts”).

(b)           Notwithstanding subsection (a) above, Flotec shall retain, and shall be responsible for paying, performing and discharging when due, and the Company shall not assume or have any responsibility for, all Liabilities of Flotec as of the Closing other than the Assumed Liabilities (the “Excluded Liabilities”), including, but not limited to:  (i) except as set forth herein, all Liabilities for Taxes for all taxable periods in the case of Taxes relating to the Excluded Assets; (ii) for all taxable periods (or portions thereof) ending on or prior to (or, to the extent attributable to the portion of such period ending on the Closing Date, including) the Closing Date, in the case of Taxes relating to the Contributed Assets; (iii) except as set forth herein, for costs and expenses incurred in connection with negotiating this Agreement and the Ancillary Agreements; (iv) Flotec’s Liabilities under this Agreement or any of the Ancillary Agreements; and (v) those Liabilities set forth in Section 2.02(b) of the Disclosure Schedule.

SECTION 2.03  Unit Issuance.

(a)           In consideration of the contribution by Flotec and Deep Down of the Contributed Assets, the SPA and the Deep Down Contributed Capital, at Closing, the Company will issue to Deep Down the Deep Down Units.

(b)           In consideration of the contribution by the Holdings Contributed Capital, at Closing, the Company will issue to Holdings the Holdings Units.

SECTION 2.04  Closing.  Subject to the terms and conditions of this Agreement, the closing of the Transactions (the “Closing”) will be held at the offices of Akin Gump Strauss Hauer & Feld LLP, One Bryant Park, New York, New York 10036, on the day on which all of the conditions to the obligations of the parties set forth in Section 7.01 and Section 7.02 are satisfied, or at such other place or at such other time or on such other date as Deep Down, Holdings and the Company may mutually agree upon in writing.  The date on which the Closing takes place shall be referred to herein as the “Closing Date”.

SECTION 2.05  Closing Deliveries by Flotec.  At the Closing, Flotec shall deliver or cause to be delivered to the Company and Holdings:

(a)           executed counterparts of the Assumption Agreement and Bill of Sale;

(b)           executed counterparts of such other bills of sale, certificates of title or origin, deeds, assignments and other instruments of transfer or conveyance or as may be otherwise necessary to evidence and effect the assignment and delivery of the Contributed Assets to the Company;

(c)           executed counterparts of each Ancillary Agreement to which Flotec is a party, if any;

(d)           an officer’s certificate and a secretary’s certificate for Flotec duly executed by the appropriate person; and

(e)           a certificate of a duly authorized officer of Flotec certifying as to the matters set forth in Section 7.01(a).

SECTION 2.06  Closing Deliveries by Deep Down.  At the Closing, Deep Down shall deliver or cause to be delivered to the Company and Holdings:

(a)           executed counterparts of the Assumption Agreement and Bill of Sale;

(b)           executed counterparts of such other bills of sale, certificates of title or origin, deeds, assignments and other instruments of transfer or conveyance or as may be otherwise necessary to evidence and effect the assignment and delivery of the Contributed Assets to the Company;

(c)           executed counterparts of each Ancillary Agreement to which Deep Down is a party;

(d)           certificate(s) representing the Deep Down Common Stock to Holdings;

(e)           the Deep Down Contributed Capital by wire transfer of immediately available funds to an account designated in writing by the Company no later than one Business Day prior to the Closing Date; and

(f)           a certificate of Deep Down certifying as to the matters set forth in Section 7.01(a).

SECTION 2.07  Closing Deliveries by Holdings.  At the Closing, Holdings shall deliver to the Company:

(a)           the Holdings Contributed Capital by wire transfer of immediately available funds to an account designated in writing by the Company no later than one Business Day prior to the Closing Date;

(b)           executed counterparts of each Ancillary Agreement to which Holdings is a party; and

(c)           a certificate of a duly authorized officer of Holdings certifying as to the matters set forth in Section 7.02(a).

SECTION 2.08  Closing Deliveries by the Company.  At the Closing, the Company shall deliver to Deep Down and Holdings:

(a)           executed counterparts of the Assumption Agreement and Bill of Sale;

(b)           executed counterparts of each Ancillary Agreement to which the Company is a party; and

(c)           a certificate of a duly authorized officer of the Company certifying as to the matters set forth in Section 7.02(a).

ARTICLE III

REPRESENTATIONS AND WARRANTIES
OF DEEP DOWN AND FLOTEC

As an inducement to Holdings and the Company to enter into this Agreement, Deep Down and Flotec hereby jointly and severally represent and warrant to each of Holdings and the Company as follows:

SECTION 3.01  Organization, Authority and Qualification of Flotec.  Flotec is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all necessary power and authority to enter into this Agreement and the Ancillary Agreements, to carry out its obligations hereunder and thereunder and to consummate the Transactions.  Flotec is duly licensed or qualified to do business and is in good standing in each jurisdiction which the properties owned or leased by it or the operation of its business makes such licensing or qualification necessary.  The execution and delivery of this Agreement and the Ancillary Agreements by Deep Down and Flotec, the performance by Deep Down and Flotec of their respective obligations hereunder and thereunder and the consummation by Deep Down and Flotec of the Transactions have been duly authorized by all requisite action on the part of Deep Down and Flotec.  This Agreement has been, and upon their execution the Ancillary Agreements shall have been, duly executed and delivered by each of Deep Down and Flotec and (assuming due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and upon their execution the Ancillary Agreements shall constitute, legal, valid and binding obligations of each of Deep Down and Flotec, enforceable against each of Deep Down and Flotec in accordance with their respective terms.

SECTION 3.02  No Conflict.  Except as set forth on Section 3.02 of the Disclosure Schedule, the execution, delivery and performance of this Agreement and the Ancillary Agreements by Deep Down and Flotec do not and will not (a) violate, conflict with or result in the breach of any provision of any organizational document of Deep Down or Flotec, (b) conflict with or violate (or cause an event which could have a Material Adverse Effect as a result of) any Law or Governmental Order applicable to Deep Down or Flotec, or any of its assets, properties or businesses, or (c) conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, or result in the creation of any Encumbrance on any of the Contributed Assets pursuant to, any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, Permit, franchise or other instrument or arrangement to which Deep Down or Flotec is a party or by which any of the Contributed Assets is bound or affected.

SECTION 3.03  Governmental Consents and Approvals.  The execution, delivery and performance of this Agreement and each Ancillary Agreement by Deep Down and Flotec do not and will not require any consent, approval, authorization or other order of, action by, filing with or notification to, any Governmental Authority, except as described in Section 3.03 of the Disclosure Schedule.  Deep Down and Flotec know of no reason why all the consents, approvals and authorizations necessary for the consummation of the Transactions will not be received.

SECTION 3.04  Financial Statements; Books and Records.

(a)           Set forth in Section 3.04 of the Disclosure Schedule are the following financial statements (the “Financial Statements”) of Flotec:  (a) unaudited balance sheets and statements of income, changes in stockholders’ equity and cash flow as of and for the fiscal years ended December 31, 2008 and 2009; and (b) unaudited balance sheet (the “Most Recent Balance Sheet”) and statements of income, changes in stockholders’ equity and cash flow (the “Interim Financial Statements”) as of and for the nine months ended September 30, 2010 (the “Balance Sheet Date”).  The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, present fairly Flotec’s financial condition as of such dates and Flotec’s results of operations for such periods and are correct, complete and consistent with Flotec’s books and records; provided, however, that (i) the Financial Statements do not include footnotes, (ii) the 2008 statement of income has been prepared on a pro forma basis reflecting a full twelve months’ of activity as if Deep Down owned Flotec since January 1, 2008, (iii) the 2008 Financial Statements will not include a statement of cash flow and (iv) the Interim Financial Statements are subject to normal year-end adjustments (which are not expected to be material individually or in the aggregate).  Flotec is not now insolvent, nor will Flotec be rendered insolvent by any of the Transactions.  A person is “insolvent” for purposes of this Section when the sum of its liabilities and obligations is greater than a fair valuation of all of its property.

(b)           The books of account and other financial records of Flotec:  (i) reflect all items of income and expense and all assets and Liabilities required to be reflected therein in accordance with GAAP applied on a basis consistent with the past practices of Flotec, (ii) are in all material respects complete and correct, and do not contain or reflect any material inaccuracies or discrepancies and (iii) have been maintained in accordance with good business and accounting practices.

SECTION 3.05  Absence of Undisclosed Liabilities.  There are no Liabilities of Flotec, other than Liabilities (i) as provided on the Financial Statements as of the Balance Sheet Date,  (ii) incurred since the Balance Sheet Date  in the ordinary course of business, consistent with past practice, of Flotec or (iii) which do not and could not have a Material Adverse Effect.

SECTION 3.06  Receivables.  Section 3.06 of the Disclosure Schedule is an aged list of the Receivables as of the Balance Sheet Date showing separately those Receivables that as of such date had been outstanding for (a) 29 days or less, (b) 30 to 59 days, (c) 60 to 89 days, (d) 90 to 119 days and (e) more than 119 days.  All Receivables reflected in Section 3.06 of the Disclosure Schedule arose from, and the Receivables existing as of the Closing will have arisen from sales or services to Persons not affiliated with Deep Down or Flotec and in the ordinary course of business consistent with past practice and constitute or will constitute, as the case may be, only valid, undisputed claims of Flotec not subject to valid claims of setoff or other defenses or counterclaims other than normal cash discounts accrued in the ordinary course of business consistent with past practice.

SECTION 3.07  Conduct in the Ordinary Course; Absence of Certain Changes, Events and Conditions.  Since the Balance Sheet Date, Flotec has been conducted in the ordinary course of business and consistent with past practice.  As amplification and not limitation of the foregoing, since the Balance Sheet Date, Flotec has not:

(a)           permitted or allowed any of the Contributed Assets to be subjected to any Encumbrance, other than Permitted Encumbrances and Encumbrances that will be released at or prior to the Closing;

(b)           Except as set forth in Section 3.07(b) of the Disclosure Schedule, except in the ordinary course of business consistent with past practice, discharged or otherwise obtained the release of any Encumbrance, or paid or otherwise discharged any Liability, other than current liabilities incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date;

(c)           written down or written up (or failed to write down or write up consistent with GAAP and consistent with past practice) the value of any Receivables or revalued any of the Contributed Assets other than in the ordinary course of business consistent with past practice;

(d)           made any change in any method of accounting or accounting practice or policy, other than as set forth in Section 3.07(d) of the Disclosure Schedule;

(e)           sold, transferred, leased, subleased, licensed or otherwise disposed of any properties or assets, real, personal or mixed (including leasehold interests and intangible property);

(f)           merged with, entered into a consolidation with or acquired an interest of 5% or more in any Person engaged in a business relating to Flotec or acquired a substantial portion of the assets or business of any Person engaged in a business relating to Flotec or any division or line of business thereof, or otherwise acquired any material assets other than in the ordinary course of business consistent with past practice;

(g)           made any material changes in the customary methods of operations, including practices and policies relating to purchasing, marketing, selling and pricing;

(h)           made, revoked or changed any Tax election or method of Tax accounting, or settled or compromised any liability with respect to Taxes;

(i)           made any loan to, guaranteed any Indebtedness of or otherwise incurred any Indebtedness on behalf of any Person;

(j)           failed to pay any creditor any material amount owed to such creditor when due;

(k)           disclosed any secret or confidential Intellectual Property (except by way of issuance of a patent) or permitted to lapse or become abandoned any Intellectual Property (or any registration or grant thereof or any application relating thereto) to which, or under which, it has any right, title, interest or license;

(l)           allowed any permit to lapse or terminate or failed to renew any insurance policy or permit that is scheduled to terminate or expire within 45 calendar days of the Closing;

(m)           failed to maintain the plant, property and equipment included in the Contributed Assets in good repair and operating condition, ordinary wear and tear excepted;

(n)           suffered any casualty loss or damage with respect to any of the Contributed Assets which in the aggregate have a replacement cost of more than $5,000, whether or not such loss or damage shall have been covered by insurance;

(o)           amended, modified or consented to the termination of any Contract material to the Business;

(p)           (i) abandoned, sold, assigned, or granted any security interest in or to any item of Intellectual Property, including failing to perform or cause to be performed all applicable filings, recordings and other acts, and pay or caused to be paid all required fees and taxes, to maintain and protect its interest in such Intellectual Property, (ii) granted to any third party any license with respect to Intellectual Property, (iii) developed, created or invented any Intellectual Property jointly with any third party (other than such joint development, creation or invention with a third party that is in progress prior to Balance Sheet Date) or (iv) disclosed, or allow to be disclosed, any confidential Intellectual Property, unless such Intellectual Property is subject to a confidentiality or non-disclosure covenant protecting against disclosure thereof;

(q)           Except as set forth in Section 3.07(q) of the Disclosure Schedule, suffered any Material Adverse Effect;

(r)           Except as set forth in Section 3.07(r) of the Disclosure Schedule, and except in the ordinary course of business consistent with past practices, taken any action that would result in the creation of a Liability; or

(s)           agreed, whether in writing or otherwise, to take any of the actions specified in this Section 3.07 or granted any options to purchase, rights of first refusal, rights of first offer or any other similar rights or commitments with respect to any of the actions specified in this Section 3.07, except as expressly contemplated by this Agreement and the Ancillary Agreements.

SECTION 3.08  Litigation.  There are no Actions by or against Flotec or any Affiliate thereof and relating to the Business or affecting any of the Contributed Assets or the Business pending before any Governmental Authority (or threatened to be brought by or before any Governmental Authority).  None of Flotec or any of its assets or properties, including the Contributed Assets, is subject to any Governmental Order (nor are there any such Governmental Orders threatened to be imposed by any Governmental Authority) which has or has had a Material Adverse Effect or could reasonably be expected to affect the legality, validity or enforceability of this Agreement, any Ancillary Agreement or the consummation of the Transactions.

SECTION 3.09  Compliance with Laws.  Except as set forth in Section 3.09 of the Disclosure Schedule, Flotec has conducted and continues to conduct the Business in accordance with all Laws and Governmental Orders applicable to it or any of its properties or assets, including the Contributed Assets, or the Business, and Flotec is not in violation of any such Law or Governmental Order.

SECTION 3.10  Environmental and Other Permits and Licenses; Related Matters.

(a)           Flotec is in compliance with all applicable Environmental Laws and all Environmental Permits.  There has been no release of any hazardous material on any of the Real Property or, during the period of Flotec’s ownership, lease, use or occupancy thereof, on any property formerly owned, leased, used or occupied by Flotec.  To the Knowledge of Flotec, there are no Environmental Claims pending or threatened against Flotec or the Real Property, and there are no circumstances that can reasonably be expected to form the basis of any such Environmental Claim.  Flotec does not have any actual or alleged liability, whether fixed or contingent, relating to the Business under any Environmental Law.

(b)           Except as set forth in Section 3.10(b) of the Disclosure Schedule,  neither the execution of this Agreement or the Ancillary Agreements nor the consummation of the Transactions will require any notice to or consent of Governmental Authorities or third parties pursuant to any applicable Environmental Law or Environmental Permit.

SECTION 3.11  Contracts.

(a)           Section 3.11 of the Disclosure Schedule lists each Contract of $10,000 or more in value that relates to the Business or any of the Contributed Assets.  Contracts of less than $10,000, in the aggregate, comprise less than 10% of the value of the Business.  To the Knowledge of Flotec, each such Contract is enforceable and will continue to be enforceable on identical terms following the consummation of the Transactions.  Neither Flotec nor, to the Knowledge of Flotec, any of the counter-parties to any such Contract is or has been in (and no event has occurred that, with or without notice or lapse of time, would create or constitute a) breach or violation of, or default under, any of such Contract’s provisions.  No party to such Contract has repudiated any provision of the Contract.

(b)           Except as set forth in Section 3.11(b) of the Disclosure Schedule, each of the Contracts is assignable by Flotec without any other Person’s consent.

SECTION 3.12  Intellectual Property.  Section 3.12 of the Disclosure Schedule sets forth a true and complete list of all Intellectual Property owned by Flotec.  Except as set forth in Section 3.12 of the Disclosure Schedule, Flotec owns, or possesses adequate rights to use, all Intellectual Property used in the Business.  To the Knowledge of Flotec, no third party infringes upon, misappropriates or violates the Intellectual Property. To Flotec’s Knowledge, (a) Flotec’s use of the Intellectual Property in the Business does not infringe upon any rights any other Person owns or holds, and (b) no Permit is required for the assignment of all interests in the Intellectual Property used in the Business to the Company as part of the Transactions.

SECTION 3.13  Real Property.

(a)           Section 3.13(a) of the Disclosure Schedule sets forth a true and complete list of all Owned Real Property.  Flotec has good, marketable and indefeasible title to the Owned Real Property.  Section 3.13(b) contains an accurate and complete list of all title reports and title policies Flotec or Deep Down has obtained with respect to the Owned Real Property.

(b)           Section 3.13(b) of the Disclosure Schedule sets forth a true and complete list of all leases and subleases relating to the Real Property and any and all ancillary documents pertaining thereto (including all amendments, modifications, supplements, exhibits, schedules, addenda and restatements thereto and thereof and all consents, including consents for alterations, assignments and sublets, documents recording variations, memoranda of lease, options, rights of expansion, extension, first refusal and first offer and evidence of commencement dates and expiration dates).  The rent set forth in each lease or sublease of the Leased Real Property is the actual rent being paid, and there are no separate agreements or understandings with respect to the same.  With respect to each of such leases and subleases, Flotec has not exercised or given any notice of exercise, nor has any lessor or landlord exercised or received any notice of exercise by a lessor or landlord of, any option, right of first offer or right of first refusal contained in any such lease or sublease, including any such option or right pertaining to purchase, expansion, renewal, extension or relocation (collectively, “Options”).  Flotec has the full right to exercise any Options contained in the leases and subleases pertaining to the Leased Real Property on the terms and conditions contained therein and upon due exercise would be entitled to enjoy the full benefit of such Options with respect thereto.

(c)           To the Knowledge of Flotec, there is no material violation of any Law (including any building, planning or zoning law) relating to any of the Real Property.  Flotec is in peaceful and undisturbed possession of each parcel of Real Property, and there are no contractual or legal restrictions that preclude or restrict the ability to use the Real Property for the purposes for which it is currently being used.  All existing water, sewer, steam, gas, electricity, telephone, cable, fiber optic cable, Internet access and other utilities required for the use, occupancy, operation and maintenance of the Real Property are adequate for the conduct of the Business as it has been and currently is conducted.  To the Knowledge of Flotec, there are no material latent defects or material adverse physical conditions affecting the Real Property or any of the facilities, buildings, structures, erections, improvements, fixtures, fixed assets and personalty of a permanent nature annexed, affixed or attached to, located on or forming part of the Real Property.  Flotec has not leased or subleased any parcel or any portion of any parcel of Real Property to any other Person and no other Person has any rights to the use, occupancy or enjoyment thereof pursuant to any lease, sublease, license, occupancy or other agreement, nor has Flotec assigned its interest under any lease or sublease listed in 0 of the Disclosure Schedule to any third party.  To the Knowledge of Flotec, there are no condemnation proceedings or eminent domain proceedings of any kind pending or threatened against the Real Property.

(d)           All the Real Property is occupied under a valid and current certificate of occupancy or similar permit, the Transactions will not require the issuance of any new or amended certificate of occupancy and, to the Knowledge of Flotec, there are no facts that would prevent the Real Property from being occupied by the Company after the Closing in the same manner as occupied by Flotec immediately prior to the Closing.

SECTION 3.14  Tangible Personal Property.  Section 3.14 of the Disclosure Schedule lists each item or distinct group of machinery, equipment, tools, supplies, furniture, fixtures, personalty and other tangible personal property (the “Tangible Personal Property”) used in the Business and a true and complete list of all leases and subleases for Tangible Personal Property and any and all material ancillary documents pertaining thereto (including all amendments, consents and evidence of commencement dates and expiration dates).  Flotec has the full right to exercise any renewal options contained in the leases and subleases pertaining to the Tangible Personal Property on the terms and conditions contained therein and upon due exercise would be entitled to enjoy the use of each item of leased Tangible Personal Property for the full term of such renewal options.

SECTION 3.15  Assets.

(a)           Flotec owns, leases or has the legal right to use all the properties and assets used or intended to be used in the conduct of the Business, and, with respect to contract rights, is a party to and enjoys the right to the benefits of all contracts, agreements and other arrangements used or intended to be used by Flotec or in or relating to the conduct of the Business, all of which properties, assets and rights constitute Contributed Assets.  Flotec has good and marketable title to, or, in the case of leased or subleased Contributed Assets, valid and subsisting leasehold interests in, all the Contributed Assets, free and clear of all Encumbrances, except Permitted Encumbrances.

(b)           The Contributed Assets constitute all the properties, assets and rights forming a part of, used, held or intended to be used in, and all such properties, assets and rights as are necessary in the conduct of, the Business.  All the Contributed Assets are in good operating condition and repair and are suitable for the purposes for which they are used and intended.

(c)           Flotec has the complete and unrestricted power and unqualified right to sell, assign, transfer, convey and deliver the Contributed Assets to the Company without penalty or other adverse consequences.  Following the consummation of the Transactions and the execution of the instruments of transfer contemplated by this Agreement, the Company will own, with good, valid and marketable title, or lease, under valid and subsisting leases, or otherwise acquire the interests of Flotec in the Contributed Assets, free and clear of any Encumbrances, other than Permitted Encumbrances, and without incurring any penalty or other adverse consequence, including any increase in rentals, royalties, or license or other fees imposed as a result of, or arising from, the consummation of the Transactions.

(d)           The Business, as owned and operated by Flotec prior to the Closing, can maintain present production levels without a material increase in capital or operating expenditures.

SECTION 3.16  Employee Benefit Matters.  Except as set forth in Section 3.16 of the Disclosure Schedule, Flotec does not have any employee benefit plan.

SECTION 3.17  Labor Matters.  (a) Flotec is not a party to any collective bargaining agreement or other labor union contract applicable to persons employed by Flotec, and currently, to the Knowledge of Flotec, there are no organizational campaigns, petitions or other unionization activities seeking recognition of a collective bargaining unit which could reasonably be expected to affect the Business; (b) to the Knowledge of Flotec, there are no controversies, strikes, slowdowns or work stoppages pending or threatened between Flotec and any of its employees employed in connection with the Business, and Flotec has not experienced any such controversy, strike, slowdown or work stoppage within the past three years; (c) to the Knowledge of Flotec, Flotec has not breached or otherwise failed to comply with the provisions of any collective bargaining or union contract, and there are no grievances outstanding against Flotec under any such agreement or contract which could reasonably be expected to have a Material Adverse Effect; (d) to the Knowledge of Flotec, there are no unfair labor practice complaints pending against Flotec before the National Labor Relations Board or any other Governmental Authority or any current union representation questions involving employees of Flotec which could reasonably be expected to have a Material Adverse Effect; (e) Flotec is currently in compliance with all applicable Laws relating to the employment of labor, including those related to wages, hours, collective bargaining and the payment and withholding of taxes and other sums as required by the appropriate Governmental Authority and has withheld and paid to the appropriate Governmental Authority or is holding for payment not yet due to such Governmental Authority all amounts required to be withheld from employees of Flotec in connection with the Business and is not liable for any arrears of wages, Taxes, penalties or other sums for failure to comply with any of the foregoing; (f) Flotec has paid in full to all of its employees all wages, salaries, commissions, bonuses, benefits and other compensation due to or on behalf of such employees; (g) to the Knowledge of Flotec, there is no Claim with respect to payment of wages, salary or overtime pay that has been asserted or is now pending or threatened before any Governmental Authority with respect to any Persons currently or formerly employed by Flotec in connection with the Business; (h) Flotec is not a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Authority relating to employees or employment practices; (i) to the Knowledge of Flotec, there is no charge or proceeding with respect to a violation of any occupational safety or health standard that has been asserted or is now pending or threatened with respect to Flotec; and (j) to the Knowledge of Flotec, there is no charge of discrimination in employment or employment practices, for any reason, including age, gender, race, religion or other legally protected category, which has been asserted or is now pending or threatened before the United States Equal Employment Opportunity Commission, or any other Governmental Authority in any jurisdiction in which Flotec has employed or currently employs any Person in connection with the Business.

SECTION 3.18  Key Employees.

(a)           Section 3.18(a) of the Disclosure Schedule lists the name, place of employment, the current annual salary rates, bonuses, deferred or contingent compensation, pension, accrued vacation and other like benefits paid or payable (in cash or otherwise) in the last two completed fiscal years, the date of employment and a description of the position and job function of each current salaried employee, officer, director, consultant or agent of Flotec who is employed or retained in connection with the Business with annual compensation in excess of $70,000.

(b)           All directors, officers, management employees and technical and professional employees of Flotec are under written obligation to Flotec to maintain in confidence all confidential or proprietary information acquired by them in the course of their employment and to assign to Flotec all inventions made by them within the scope of their employment during such employment and for a reasonable period thereafter.

SECTION 3.19  Taxes.  (a) All Tax Returns required to be filed by or with respect to Flotec, the Contributed Assets or the Business (including any consolidated, combined or unitary Tax Return that includes Flotec) have been timely filed; (b) all Taxes required to be shown on such Tax Returns or otherwise due by or with respect to Flotec, the Contributed Assets or the Business have been timely paid; (c) all such Tax Returns (insofar as they relate to Flotec, the Contributed Assets or the Business) are true, correct and complete in all material respects; (d) no adjustment relating to such Tax Returns has been proposed formally or informally by any Governmental Authority (insofar as either relates to Flotec, the Contributed Assets or the Business or could result in liability of Flotec on the basis of joint and/or several liability) and, to the Knowledge of Flotec, no basis exists for any such adjustment; (e) to the Knowledge of Flotec, there are no pending or threatened Actions for the assessment or collection of Taxes against Flotec, the Contributed Assets or the Business or any Person that was included in the filing of a Tax Return with Flotec on a consolidated, combined or unitary basis; (f) there are no Tax liens on any of the Contributed Assets; (g) there are no requests for information outstanding that could affect the Taxes relating to the Business; (h) neither Flotec nor Deep Down has received any notice or inquiry from any jurisdiction where Flotec does not currently file Tax Returns to the effect that such filings may be required with respect to the Business or that the Business may otherwise be subject to taxation by such jurisdiction; (i) Flotec has properly and timely withheld, collected or deposited all amounts required to be withheld, collected or deposited in respect of Taxes and (j) there are no Tax investigations, inquiries or audits by any Tax authority in progress relating to the Contributed Assets or the Business, nor have Flotec or Deep Down received any written notice indicating that a Governmental Authority intends to conduct such an audit or investigation.

SECTION 3.20  Insurance.  All material assets, properties and risks of Flotec are, and for the past three years have been, covered by valid and, except for insurance policies that have expired under their terms in the ordinary course, currently effective insurance policies or binders of insurance (including general liability insurance, property insurance and workers’ compensation insurance) issued in favor of Flotec with responsible insurance companies, in such types and amounts and covering such risks as are consistent with customary practices and standards of companies engaged in businesses and operations similar to those of Flotec.  No insurance that Flotec has ever carried has been cancelled nor has any cancellation been threatened.  Flotec has never been denied coverage nor has any such denial been threatened.

SECTION 3.21  Certain Business Practices.  Neither Flotec nor Deep Down nor, to the Knowledge of Flotec or to the Knowledge of Deep Down, any of their directors, officers, agents, representatives or employees (in their capacity as directors, officers, agents, representatives or employees) has: (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity in respect of the Business; (b) directly or indirectly, paid or delivered any fee, commission or other sum of money or item of property, however characterized, to any finder, agent, or other party acting on behalf of or under the auspices of a governmental official or Governmental Authority which is in any manner illegal under any Law of the United States or any other country having jurisdiction; or (c) made any payment to any customer or supplier of Flotec or any officer, director, partner, employee or agent of any such customer or officer, director, partner, employee or agent for the unlawful reciprocal practice, or made any other unlawful payment or given any other unlawful consideration to any such customer or supplier or any such officer, director, partner, employee or agent, in respect of the Business.

SECTION 3.22  Customers and Suppliers.

(a)           Section 3.22 of the Disclosure Schedule sets forth a list of the ten (10) largest customers and the ten (10) largest suppliers of Flotec, as measured by the dollar amount of purchases therefrom or thereby, during each of the fiscal years ended December 31, 2008 and 2009, showing the approximate total sales by Flotec to each such customer and the approximate total purchases by Flotec from each such supplier, during such period.

(b)           Since the Balance Sheet Date, no customer or supplier listed in Section 3.22 of the Disclosure Schedule has terminated its relationship with Flotec or any of the subsidiaries or materially reduced or changed the pricing or other terms of its business with Flotec and, to the Knowledge of Flotec, and, except as set forth in Section 3.22 of the Disclosure Schedule, no customer or supplier listed in Section 3.22 of the Disclosure Schedule has notified Flotec that it intends to terminate or materially reduce or change the pricing or other term of its business with Flotec.

SECTION 3.23  Product Warranty; Product Liability.

(a)           Except as set forth in Section 3.23(a) of the Disclosure Schedule, each product manufactured, sold or delivered by Flotec in conducting its business has been in conformity with all product specification, all express and implied warranties and all applicable Laws.  Except as set forth in Section 3.23(a) of the Disclosure Schedule, Flotec has no liability for replacement or repair of any such products or other damages in connection therewith or any other customer or product obligations not reserved against on the Balance Sheet.  Section 3.23(a) of the Disclosure Schedule provides an itemized list of the products Flotec has delivered that are under warranty and the length of each warranty.

(b)           Flotec has no liability arising out of any injury to individuals or property as a result of the ownership possession, or use of any product designed, manufactured, assembled, repaired, maintained, delivered, sold or installed, or services rendered, by or on behalf of Flotec.  Flotec has not committed any act or failed to commit any act, which would result in, and there has been no occurrence which would give rise to or form the basis of, any material product liability or liability for breach of warranty (whether covered by insurance or not) on the part of Flotec with respect to products designed, manufactured, assembled, repaired, maintained, delivered, sold or installed or services rendered by or on behalf of Flotec.

SECTION 3.24  SPA.

(a)           Attached hereto as Exhibit F is a true, complete and correct copy of the SPA, including all amendments thereto and waivers thereunder.  The SPA constitutes the entire agreement between Deep Down and the Cuming Parties relating to the sale of the business of Cuming.

(b)           The SPA is the legal, valid and binding obligation of Deep Down and, to the Knowledge of Deep Down, the Cuming Parties, enforceable against Deep Down and, to the Knowledge of Deep Down, the Cuming Parties, in accordance with its terms.  The execution, delivery and performance of the SPA was and is within the corporate powers of Deep Down and, to the Knowledge of Deep Down, the Cuming Parties.  The SPA was duly authorized by all necessary action on the part of, and validly executed and delivered by, Deep Down and, to the Knowledge of Deep Down, the Cuming Parties.  There is no breach or default, and no event has occurred or circumstance exists that (with or without notice or lapse of time, or both) would constitute or give rise to a breach or default, in the performance of the SPA by Deep Down or, to the Knowledge of Deep Down, the Cuming Parties.  To the Knowledge of Deep Down, no event has occurred or circumstance exists that (with or without notice or lapse of time, or both) would give either the Cuming Parties or Deep Down the right to terminate the SPA.  From and after the date hereof, the Company shall be entitled to enforce all the rights, obligations, duties and benefits of Deep Down under the SPA.

(c)           Deep Down has not waived any rights or defaults under the SPA and has not taken any action or omitted to take any action under the SPA that would adversely affect the Company’s rights under the SPA.

(d)           Deep Down has not received any notice and has no Knowledge (i) of the Cuming Parties’ intention to terminate, amend or restate the SPA, in whole or in part, (ii) of the Cuming Parties’ or any other Person’s or Governmental Authority’s (where applicable) intention to challenge the validity or enforceability of the SPA, or (iii) that Deep Down or the Cuming Parties are in breach of any of its obligations under the SPA.

(e)           Except as set forth in Section 3.24(e) of the Disclosure Schedule and other than the SPA Assignment executed by Deep Down, the Cuming Parties and the Company, the contribution by Deep Down of Deep Down’s right, title and interest in, to and under the SPA to the Company will not require the approval, consent, ratification, waiver, or other authorization of any Cuming Party or any other Person or Governmental Authority under the SPA or otherwise and will not constitute a breach of or default or event of default under the SPA or any other agreement to which Deep Down is a party or law to which Deep Down is subject.

(f)           No change, effect, event, occurrence, state of facts, development or condition has occurred relating or affecting Deep Down, the SPA, or, to the Knowledge of Deep Down, the Cuming Parties, that has had or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

SECTION 3.25  Full Disclosure.  No representation or warranty of either Flotec or Deep Down in this Agreement, nor any statement or certificate furnished or to be furnished to the Company or Holdings pursuant to this Agreement, or in connection with the Transactions, contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements contained herein or therein not misleading.

SECTION 3.26  Brokers.  Other than FBR Capital Markets & Co., no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Flotec or Deep Down.

SECTION 3.27  Accredited Investor.  Deep Down represents and warrants to the Company as follows:

(a)           Deep Down has received, read carefully and is familiar with this Agreement and the Ancillary Agreements, and has consulted with legal counsel regarding these documents.  With respect to the Company, Deep Down is familiar with its business, plans and financial condition, Deep Down has received all materials which have been requested by it and has had a reasonable opportunity to ask questions of the Company and its representatives and the Company has answered all inquiries that Deep Down has put to it.  Deep Down has taken all the steps necessary to evaluate the merits and risks of an investment in the Units as proposed hereunder.

(b)           Deep Down understands that an investment in the Units involves substantial risks and is suitable only for persons or entities of substantial financial resources who have no need for liquidity in their investment and can afford the total loss of their investment and represents that he can bear the economic risk associated with an investment in the Units.

(c)           Deep Down understands that the Units  have not been registered under the Act, or the securities laws of any state of the United States, and will be subject to substantial restrictions on transferability unless and until the securities are registered or an exemption from registration becomes available, and that the Company has no current intention to register securities.

(d)           Deep Down is an “accredited investor” as such term is defined in Rule 501(a) of Regulation D promulgated under the Act.

(e)           Deep Down understands that there will be an appropriate legend noting restrictions on transfer of the Units.

(f)           Deep Down is acquiring Units for its own account for investment purposes only and not with a view to the sale or other distribution thereof, and Deep Down presently has no intention of offering, selling, transferring, pledging, hypothecating, or otherwise disposing of all or any part of the Units at any particular time, for any particular price, or upon the happening of any particular event or circumstances.

(g)           Deep Down understands that the Units will be issued to it in reliance on specific exemptions from the registration requirements of Federal and State securities laws and that the Company is relying upon the truth and accuracy of the representations, warranties, agreements, acknowledgements and understandings of Deep Down set forth herein in order to determine the applicability of such exemptions.

(h)           Deep Down is sufficiently experienced in financial and business matters to be capable of evaluating the merits and risks involved in purchasing the Units and to make an informed decision relating thereto.

(i)           In evaluating the purchase of the Units, Deep Down has consulted its own investment, legal and tax advisors with respect to the economic, legal and tax consequences of purchasing the Units, and has not relied on the Company, its officers, directors or professional advisors for advice as to such consequences.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES
OF THE COMPANY

As an inducement to each of (i) Deep Down and Holdings to enter into this Agreement, the Company hereby represents and warrants to each of Deep Down, Flotec and Holdings as follows:

SECTION 4.01  Organization and Authority of the Company.  The Company is a limited liability company duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all necessary limited liability company power and authority to enter into this Agreement and the Ancillary Agreements to which it is a party, to carry out its obligations hereunder and thereunder and to consummate the Transactions.  The execution and delivery by the Company of this Agreement and the Ancillary Agreements to which it is a party, the performance by the Company of its obligations hereunder and thereunder and the consummation by the Company of the Transactions have been duly authorized by all requisite limited liability company action on the part of the Company.  This Agreement has been, and upon their execution the Ancillary Agreements to which the Company is a party shall have been, duly executed and delivered by the Company, and (assuming due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and upon their execution the Ancillary Agreements to which the Company is a party shall constitute, legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms.

SECTION 4.02  No Conflict.  Assuming the making and obtaining of all filings, notifications, consents, approvals, authorizations and other actions referred to in Section 4.04, except as may result from any facts or circumstances relating solely to Flotec and Deep Down, the execution, delivery and performance by the Company of this Agreement and the Ancillary Agreements to which it is a party do not and will not (a) violate, conflict with or result in the breach of any provision of the certificate of formation or limited liability company agreement of the Company, (b) conflict with or violate any Law or Governmental Order applicable to the Company or (c) conflict with, or result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which the Company is a party, which would adversely affect the ability of the Company to carry out its obligations under, and to consummate the Transactions.

SECTION 4.03  Business of the Company.  The Company (i) has not conducted any business activities other than the negotiation and execution of this Agreement, the Ancillary Agreements and other documents contemplated by and incidental hereto and thereto and such other matters as are contemplated by this Agreement and the Ancillary Agreements and (ii) does not have any liabilities, except for liabilities incurred in connection with the negotiation and execution of this Agreement and pursuant to this Agreement, the Ancillary Agreements and other documents contemplated by and incidental hereto and thereto and such other matters as are contemplated by this Agreement and the Ancillary Agreements.

SECTION 4.04  Governmental Consents and Approvals.  The execution, delivery and performance by the Company of this Agreement and each Ancillary Agreement to which the Company is a party do not and will not require any consent, approval, authorization or other order of, action by, filing with, or notification to any Governmental Authority, except as described in a writing given to Holdings, Flotec and Deep Down by the Company on the date of this Agreement.

SECTION 4.05  Litigation.  No Action by or against the Company is pending which could affect the legality, validity or enforceability of this Agreement, any Ancillary Agreement or the consummation of the Transactions.

SECTION 4.06  Brokers.  No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company.

ARTICLE V

REPRESENTATIONS AND WARRANTIES
OF HOLDINGS

As an inducement to the Company, Deep Down and Flotec to enter into this Agreement, Holdings hereby represents and warrants to the Company, Deep Down and Flotec as follows:

SECTION 5.01  Organization and Authority of Holdings.  Holdings is a limited liability company duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation and has all necessary limited liability company power and authority to enter into this Agreement and the Ancillary Agreements to which it is a party, to carry out its obligations hereunder and thereunder and to consummate the Transactions.  The execution and delivery by Holdings of this Agreement and the Ancillary Agreements to which it is a party, the performance by Holdings of its obligations hereunder and thereunder and the consummation by Holdings of the Transactions have been duly authorized by all requisite limited liability company action on the part of Holdings.  This Agreement has been, and upon their execution the Ancillary Agreements to which Holdings is a party shall have been, duly executed and delivered by Holdings, and (assuming due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and upon their execution the Ancillary Agreements to which Holdings is a party shall constitute, legal, valid and binding obligations of Holdings, enforceable against Holdings in accordance with their respective terms.

SECTION 5.02  No Conflict.  Assuming the making and obtaining of all filings, notifications, consents, approvals, authorizations and other actions referred to in Section 5.04, except as may result from any facts or circumstances relating solely to deep Down and Flotec, the execution, delivery and performance by Holdings of this Agreement and the Ancillary Agreements to which it is a party do not and will not (a) violate, conflict with or result in the breach of any provision of the certificate of formation or limited liability company agreement of Holdings, (b) conflict with or violate any Law or Governmental Order applicable to Holdings or (c) conflict with, or result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which Holdings is a party, which would adversely affect the ability of Holdings to carry out its obligations under, and to consummate the Transactions.

SECTION 5.03  Business of Holdings.  Holdings (i) has not conducted any business activities other than the negotiation and execution of this Agreement, the Ancillary Agreements and other documents contemplated by and incidental hereto and thereto and such other matters as are contemplated by this Agreement and the Ancillary Agreements and (ii) does not have any liabilities, except for liabilities incurred in connection with the negotiation and execution of this Agreement and pursuant to this Agreement, the Ancillary Agreements and other documents contemplated by and incidental hereto and thereto and such other matters as are contemplated by this Agreement and the Ancillary Agreements.

SECTION 5.04  Governmental Consents and Approvals.  The execution, delivery and performance by Holdings of this Agreement and each Ancillary Agreement to which Holdings is a party do not and will not require any consent, approval, authorization or other order of, action by, filing with, or notification to any Governmental Authority, except as described in a writing given to Deep Down and Flotec by Holdings on the date of this Agreement.

SECTION 5.05  Litigation.  No Action by or against Holdings is pending, or to the Knowledge of Holdings threatened, which could affect the legality, validity or enforceability of this Agreement, any Ancillary Agreement or the consummation of the Transactions.

SECTION 5.06  Brokers.  No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Holdings.

SECTION 5.07  Accredited Investor.  Holdings represents and warrants to the Company as follows:

(a)           Holdings has received, read carefully and is familiar with this Agreement and the Ancillary Agreements, and has consulted with legal counsel regarding these documents.  With respect to the Company, Holdings is familiar with its business, plans and financial condition, Holdings has received all materials which have been requested by it and has had a reasonable opportunity to ask questions of the Company and its representatives and the Company has answered all inquiries that Holdings has put to it.  Holdings has taken all the steps necessary to evaluate the merits and risks of an investment in the Units as proposed hereunder.

(b)           Holdings understands that an investment in the Units involves substantial risks and is suitable only for persons or entities of substantial financial resources who have no need for liquidity in their investment and can afford the total loss of their investment and represents that he can bear the economic risk associated with an investment in the Units.

(c)           Holdings understands that the Units have not been registered under the Act, or the securities laws of any state of the United States, and will be subject to substantial restrictions on transferability unless and until the securities are registered or an exemption from registration becomes available, and that the Company has no current intention to register securities.

(d)           Holdings is an “accredited investor” as such term is defined in Rule 501(a) of Regulation D promulgated under the Act.

(e)           Holdings understands that there will be an appropriate legend noting restrictions on transfer of the Units.

(f)           Holdings is acquiring the Units for its own account for investment purposes only and not with a view to the sale or other distribution thereof, and Holdings presently has no intention of offering, selling, transferring, pledging, hypothecating, or otherwise disposing of all or any part of the Units at any particular time, for any particular price, or upon the happening of any particular event or circumstances.

(g)           Holdings understands that the Units will be issued to it in reliance on specific exemptions from the registration requirements of Federal and State securities laws and that the Company is relying upon the truth and accuracy of the representations, warranties, agreements, acknowledgements and understandings of Holdings set forth herein in order to determine the applicability of such exemptions.

(h)           Holdings is sufficiently experienced in financial and business matters to be capable of evaluating the merits and risks involved in purchasing the Units and to make an informed decision relating thereto.

(i)           In evaluating the purchase of the Units, Holdings has consulted its own investment, legal and tax advisors with respect to the economic, legal and tax consequences of purchasing the Units, and has not relied on the Company, its officers, directors or professional advisors for advice as to such consequences.

ARTICLE VI

ADDITIONAL AGREEMENTS

SECTION 6.01  Conduct of Business Prior to the Closing.

(a)           Deep Down and Flotec covenant and agree that, except as described in Section 6.01(a) of the Disclosure Schedule, between the date hereof and the time of the Closing, Deep Down and Flotec shall not conduct the Business other than in the ordinary course and consistent with Flotec’s prior practice.  Without limiting the generality of the foregoing, except as described in Section 6.01(a) of the Disclosure Schedule, (i) Flotec shall (A) continue its advertising and promotional activities, and pricing and purchasing policies, in accordance with past practice; (B) not shorten or lengthen the customary payment cycles for any of its payables or receivables; (C) use its commercially reasonable efforts to (1) preserve intact the business organization of Flotec and (2) preserve its current relationships with the customers, suppliers of Flotec and other persons with which they have had significant business relationships; and (D) not engage in any practice, take any action, fail to take any action or enter into any transaction which could cause any representation or warranty of Flotec or Deep Down to be untrue or result in a breach of any covenant made by Flotec in this Agreement and (ii) Deep Down shall not amend, terminate or take any action under the SPA that would adversely affect the Company’s rights under the SPA without the prior written consent of Holdings; provided that it is understood that Deep Down shall enter into an amendment to the SPA prior to Closing to reflect any and all amended terms, including a purchase price reduction and lease renewal extensions, as agreed among Deep Down, Holdings and Cuming (the “Required SPA Amendment”).

(b)           Except as described in Section 6.01(a) of the Disclosure Schedule, Deep Down and Flotec covenant and agree that, between the date hereof and the time of the Closing, without the prior written consent of Holdings, Deep Down and Flotec will not do any of the things enumerated in the second sentence of Section 3.07 (including clauses (a) through (s) thereof).

SECTION 6.02  Access to Information.

(a)           From the date hereof until the Closing, upon reasonable notice and in a manner so as to not interfere with the normal business operations of Flotec, Deep Down and Flotec shall cause its officers, directors, employees, agents, representatives, accountants and counsel to:  (i) afford the officers, employees, agents, accountants, counsel and representatives of the Company or Holdings reasonable access, during normal business hours, to the offices, books and records of and (ii) furnish to the officers, employees, agents, accountants, counsel and representatives of the Company or Holdings such additional financial and operating data and other information regarding the assets, properties, liabilities and goodwill of the as the Company or Holdings may from time to time reasonably request.

(b)           In order to facilitate the resolution of any Claims made by or against or incurred by the Company after the Closing or for any other reasonable purpose, for a period of seven years following the Closing, Flotec and Deep Down shall (i) retain the books and records of Flotec or Deep Down which relate to the Business and its operations for periods prior to the Closing and which shall not otherwise have been delivered to the Company and (ii) upon reasonable notice and in a manner so as to not interfere with the normal business operations of Deep Down, afford the officers, employees, agents and representatives of the Company reasonable access (including the right to make photocopies, at the Company’s expense), during normal business hours, to such books and records.

SECTION 6.03  Confidentiality.

(a)           The parties hereto agree to, and shall cause their agents, representatives, Affiliates, employees, officers and directors to:  (i) treat and hold as confidential (and not disclose or provide access to any Person to) all information (hereinafter “Confidential Information”) relating to trade secrets, processes, patent applications, product development, price, customer and supplier lists, pricing and marketing plans, policies and strategies, details of client and consultant contracts, operations methods, product development techniques, business acquisition plans, new personnel acquisition plans and all other confidential or proprietary information with respect to the Business, (ii) in the event that a party hereto or any agent, representative, Affiliate, employee, officer or director of such party is requested or becomes legally compelled to disclose any such information, provide the other parties hereto with prompt written notice of such requirement so that such other parties may seek a protective order or other remedy or waive compliance with this Section 6.03, (iii) in the event that such protective order or other remedy is not obtained, or such other parties waive compliance with this Section 6.03, furnish only that portion of such Confidential Information which it is advised by counsel to be legally required to be provided and exercise its best efforts to obtain assurances that confidential treatment will be accorded such Confidential Information, and (iv) promptly furnish (prior to, at, or as soon as practicable following, the Closing) to the other parties any and all copies (in whatever form or medium) of all such Confidential Information then in the possession of such party or any of its agents, representatives, Affiliates, employees, officers and directors and, except as otherwise required by Section 6.02(b), destroy any and all additional copies then in its possession or any of its agents, representatives, Affiliates, employees, officers and directors of such information and of any analyses, compilations, studies or other documents prepared, in whole or in part, on the basis thereof (except to the extent such party is required to maintain such Confidential Information pursuant to applicable Laws, professional standards or internal compliance procedures); provided, however, that the term “Confidential Information” shall not include any information that, at the time of disclosure, is available publicly and was not disclosed in breach of this Agreement by any party or such party’s agents, representatives, Affiliates, employees, officers or directors; and provided, further, that, with respect to Intellectual Property, specific information shall not be deemed to be within the foregoing exception merely because it is embraced in general disclosures in the public domain.  In addition, with respect to Intellectual Property, any combination of features shall not be deemed to be within the foregoing exception merely because the individual features are in the public domain unless the combination itself and its principle of operation are in the public domain.  The parties hereto agree and acknowledge that remedies at law for any breach of their obligations under this Section 6.03 are inadequate and that in addition thereto the other parties hereto shall be entitled to seek equitable relief, including injunction and specific performance, in the event of any such breach.

(b)           Notwithstanding anything herein to the contrary, each party hereto (and each such party’s representatives, agents and employees) may consult any tax advisor regarding the tax treatment and tax structure of the transactions contemplated hereby, and may disclose to any person, without limitation of any kind, the tax treatment and tax structure of such transactions and all materials (including opinions and other tax analyses) that are provided relating to such treatment or structure.

SECTION 6.04  Regulatory and Other Authorizations; Notices and Consents.

(a)           Flotec and Deep Down shall use their commercially reasonable efforts to obtain all authorizations, consents, orders and approvals of all Governmental Authorities and officials that may be or become necessary for their execution and delivery of, and the performance of their obligations pursuant to, this Agreement and the Ancillary Agreements and will cooperate fully with the Company in promptly seeking to obtain all such authorizations, consents, orders and approvals.

(b)           The Company shall use its commercially reasonable efforts to obtain all authorizations, consents, orders and approvals of all Governmental Authorities and officials that may be or become necessary for its execution and delivery of, and the performance of its obligations pursuant to, this Agreement and the Ancillary Agreements, including, but not limited to, the State Licenses, and will cooperate fully with Flotec and Deep Down in promptly seeking to obtain all such authorizations, consents, orders and approvals.

(c)           The Company, Flotec and Deep Down agree that, in the event that any consent, approval or authorization necessary or desirable to preserve for the Business any right or benefit under any lease, license, contract, commitment or other agreement or arrangement to which Flotec or Deep Down is a party is not obtained prior to the Closing, Flotec or Deep Down will, subsequent to the Closing, cooperate with the Company in attempting to obtain such consent, approval or authorization as promptly thereafter as practicable.  If such consent, approval or authorization cannot be obtained, Flotec or Deep Down shall use its commercially reasonable efforts to provide the Company with the rights and benefits of the affected lease, license, contract, commitment or other agreement or arrangement for the term of such lease, license, contract or other agreement or arrangement, and, if Flotec or Deep Down provides such rights and benefits, the Company, as the case may be, shall assume the obligations and burdens thereunder.

SECTION 6.05  Notice of Developments.  Prior to the Closing, each party hereto shall promptly notify the other parties hereto in writing of (a) all events, circumstances, facts and occurrences arising subsequent to the date of this Agreement which could result in any breach of a representation or warranty or covenant of such party in this Agreement or which could have the effect of making any representation or warranty of such party in this Agreement untrue or incorrect in any respect and (b) all other material developments affecting the assets, Liabilities, business, financial condition, operations, results of operations, customer or supplier relations, employee relations, projections or prospects of the Business.

SECTION 6.06  Excluded Liabilities.  Flotec or Deep Down, as applicable, shall pay and discharge the Excluded Liabilities as and when the same become due and payable.

SECTION 6.07  Tax Cooperation and Exchange of Information.  Deep Down, Flotec and the Company shall provide each other with such cooperation and information as any of them reasonably may request of the others in filing any Tax Return, amended Tax Return or Claim for refund, determining a liability for Taxes or a right to a refund of Taxes, participating in or conducting any audit or other proceeding in respect of Taxes or making representations to or furnishing information to parties subsequently desiring to purchase any part of the Contributed Assets or the Business from the Company.  Such cooperation and information shall include providing copies of relevant Tax Returns or portions thereof, together with accompanying schedules, related work papers and documents in their possession relating to rulings or other determinations by Tax authorities.  Deep Down, Flotec and the Company shall make themselves (and their respective employees) available on a basis mutually convenient to all parties to provide explanations of any documents or information provided under this Section 6.07.  Each of Deep Down, Flotec and the Company shall retain all Tax Returns, schedules and work papers, records and other documents in its possession (or in the possession of its Affiliates) relating to Tax matters relevant to the Contributed Assets or the Business for each taxable period first ending after the Closing and for all prior taxable periods until the later of (a) the expiration of the statute of limitations of the taxable periods to which such Tax Returns and other documents relate, without regard to extensions except to the extent notified by the other party in writing of such extensions for the respective Tax periods, or (b) six years following the due date (without extension) for such Tax Returns.  After such time, before Deep Down, Flotec or the Company shall dispose of any such documents in its possession (or in the possession of its Affiliates), the other party shall be given the opportunity, after 90 days’ prior written notice, to remove and retain all or any part of such documents as such other party may select (at such other party’s expense).  Any information obtained under this Section 6.07 shall be kept confidential in accordance with Section 6.03, except as may be otherwise necessary in connection with the filing of Tax Returns or Claims for refund or in conducting an audit or other proceeding.

SECTION 6.08  Conveyance Taxes.  Flotec and Deep Down shall be liable for and shall hold the Company harmless against any Conveyance Taxes which become payable in connection with the Transactions.  Flotec and Deep Down, after the review and consent by the Company, shall file such applications and documents as shall permit any such Conveyance Tax to be assessed and paid on or prior to the Closing in accordance with any available pre-sale filing procedure.  The Company shall execute and deliver all instruments and certificates necessary to enable Flotec and Deep Down to comply with the foregoing.  The Company shall complete and execute a resale or other exemption certificate with respect to the inventory items sold hereunder, and shall provide Flotec and Deep Down with an executed copy thereof.

SECTION 6.09  Further Action.  Each of the parties hereto shall use all reasonable efforts to take, or cause to be taken, all appropriate action, do or cause to be done all things necessary, proper or advisable under applicable Law, and to execute and deliver such documents and other papers, as may be required to carry out the provisions of this Agreement and the Ancillary Agreements to which it is a party and consummate and make effective the Transactions.

SECTION 6.10  Proration of Taxes and Certain Charges.

(a)           Except as provided in Section 6.08, all real property Taxes, personal property Taxes or similar ad valorem obligations levied with respect to the Contributed Assets for any taxable period that includes the day before the date of the Closing and ends after the date of the Closing, whether imposed or assessed before or after the date of the Closing, shall be prorated between Flotec and the Company as of 12:01 A.M. on the date of the Closing.  If any Taxes subject to proration are paid by the Company, on the one hand, or Flotec or Deep Down, on the other hand, the proportionate amount of such Taxes paid (or in the event a refund of any portion of such Taxes previously paid is received, such refund) shall be paid promptly by (or to) the other after the payment of such Taxes (or promptly following the receipt of any such refund).

(b)           Except as otherwise provided in this Agreement, all installments of special assessments or other charges on or with respect to the Contributed Assets payable by Flotec for any period in which the Closing shall occur, including, without limitation, base rent, common area maintenance, royalties, all municipal, utility or authority charges for water, sewer, electric or gas charges, garbage or waste removal, and cost of fuel, shall be apportioned as of the Closing and each party shall pay its proportionate share promptly upon the receipt of any bill, statement or other charge with respect thereto.  If such charges or rates are assessed either based upon time or for a specified period, such charges or rates shall be prorated as of the 12:01 A.M. on the date of the Closing.  If such charges or rates are assessed based upon usage of utility or similar services, such charges shall be prorated based upon meter readings taken on the date of the Closing.

(c)           All refunds, reimbursements, installments of base rent, additional rent, license fees or other use related revenue receivable by any party to the extent attributable to the operation of the Business for any period in which the Closing shall occur shall be prorated so that Flotec shall be entitled to that portion of any such installment applicable to any period from and after the date of the Closing, and if the Company or Flotec, as the case may be, shall receive any such payments after the date of the Closing, they shall promptly remit to such other parties their share of such payments.

(d)           The prorations pursuant to this Section 6.10 may be calculated after the Closing, as each item to be prorated (including without limitation any such Tax, obligation, assessment, charge, refund, reimbursement, rent installment, fee or revenue) accrues or comes due, provided that, in any event, any such proration shall be calculated not later than thirty (30) days after the party requesting proration of any item obtains the information required to calculate such proration.

ARTICLE VII

CONDITIONS TO CLOSING

SECTION 7.01  Conditions to Obligations of Flotec and Deep Down.  The obligations of Flotec and Deep Down to consummate the Transactions shall be subject to the fulfillment or written waiver, at or prior to the Closing, of each of the following conditions:

(a)           Representations, Warranties and Covenants.  The representations and warranties of the Company and Holdings contained in this Agreement shall have been true and correct when made and shall be true and correct in all material respects as of the Closing, except to the extent such representations and warranties are as of another date, in which case, such representations and warranties shall be true and correct as of that date, in each case, with the same force and effect as if made as of the Closing, other than such representations and warranties as are made as of another date, the covenants and agreements contained in this Agreement to be complied with by the Company on or before the Closing shall have been complied with in all material respects;

(b)           No Proceeding or Litigation.  No Action shall have been commenced by or before any Governmental Authority against any of Flotec, Deep Down, Holdings or the Company, seeking to restrain or materially and adversely alter the Transactions which, in the reasonable, good faith determination of either Flotec or Deep Down, is likely to render it impossible or unlawful to consummate such Transactions; provided, however, that the provisions of this Section 7.01(b) shall not apply if Flotec or Deep Down has directly or indirectly solicited or encouraged any such Action;

(c)           SPA.  The closing conditions contained in the SPA shall have been satisfied in all material respects such that the transactions contemplated thereby shall close simultaneous with the Closing; and

(d)           Closing Deliverables.  Each document required to be delivered by Holdings and the Company pursuant to Section 2.07 and Section 2.08, respectively, must have been delivered.

SECTION 7.02  Conditions to Obligations of the Company and Holdings.  The obligations of the Company and Holdings to consummate the Transactions shall be subject to the fulfillment or written waiver, at or prior to the Closing, of each of the following conditions:

(a)           Representations, Warranties and Covenants.  The representations and warranties of Flotec or Deep Down contained in this Agreement (i) that are not qualified by “materiality” or “Material Adverse Effect” shall have been true and correct in all material respects when made and shall be true and correct in all material respects as of the Closing with the same force and effect as if made as of the Closing and (ii) that are qualified by “materiality” or “Material Adverse Effect” shall have been true and correct when made and shall be true and correct as of the Closing with the same force and effect as if made of the Closing, except to the extent such representations and warranties are as of another date, in which case, such representations and warranties shall be true and correct as of that date with the same force and effect as if made as of the Closing and except in the case of clause (ii) above for such failure of such representations and warranties to be true and correct that would not have, individually or in the aggregate, a Material Adverse Effect, and the covenants and agreements contained in this Agreement to be complied with by Flotec or Deep Down on or before the Closing shall have been complied with in all material respects;

(b)           No Proceeding or Litigation.  No Action shall have been commenced or threatened by or before any Governmental Authority against any of Flotec, Deep Down, Holdings or the Company, seeking to restrain or materially and adversely alter the Transactions which, in the reasonable, good faith determination of the Company or Holdings, is likely to render it impossible or unlawful to consummate such Transactions or which could have a Material Adverse Effect; provided, however, that the provisions of this Section 7.01(b) shall not apply if Company or Holdings has directly or indirectly solicited or encouraged any such Action;

(c)           Consents and Approvals.  The Company, Holdings Flotec and Deep Down shall have received, each in form and substance reasonably satisfactory to the Company and Holdings, all authorizations, consents, orders and approvals of all Governmental Authorities and officials and all third party consents necessary for the consummation of the Transactions, including (i) all third party consents required under any  Contract and (ii) the SPA Assignment;

(d)           SPA.  The closing conditions contained in the SPA shall have been satisfied in all material respects such that the transactions contemplated thereby shall close simultaneous with the Closing;

(e)           Required SPA Amendment.  Deep Down and Cuming shall have entered into the Required SPA Amendment;

(f)           Closing Deliverables.  Each document required to be delivered by Flotec and Deep Down pursuant to Section 2.05 and Section 2.06, respectively, must have been delivered; and

(g)           No Material Adverse Effect.  No event or events shall have occurred, or be reasonably likely to occur, which, individually or in the aggregate, have, or could reasonably be expected to have, a Material Adverse Effect.

ARTICLE VIII

INDEMNIFICATION

SECTION 8.01  Survival of Representations and Warranties.

(a)           The representations and warranties of Flotec and Deep Down contained in this Agreement and the Ancillary Agreements shall survive the Closing for a period of eighteen (18) months following the Closing; provided, however, that (i) the representations and warranties made pursuant toSection 3.01, Section 3.10, Section 3.15, Section 3.23 and Section 3.25 shall survive indefinitely, and (ii) the representations and warranties dealing with Tax matters shall survive until 120 days after the expiration of the relevant statute of limitations for the Tax liabilities in question.  Neither the period of survival nor the liability of Flotec or Deep Down with respect to Flotec’s and Deep Down’s representations and warranties shall be reduced by any investigation made at any time by or on behalf of the Company or Holdings.  If written notice of a Claim has been given prior to the expiration of the applicable representations and warranties by the Company or Holdings to Flotec or Deep Down, then the relevant representations and warranties shall survive as to such Claim, until such Claim has been finally resolved.

(b)           The representations and warranties of the Company and Holdings contained in this Agreement and the Ancillary Agreements shall survive the Closing for a period of eighteen (18) months following the Closing; provided, however, that the representations and warranties made pursuant to Section 4.01 and Section 4.06 shall survive indefinitely.  Neither the period of survival nor the liability of the Company or Holdings with respect to the Company’s and Holdings’ representations and warranties shall be reduced by any investigation made at any time by or on behalf of Flotec or Deep Down.  If written notice of a Claim has been given prior to the expiration of the applicable representations and warranties by Flotec or Deep Down to the Company or Holdings, then the relevant representations and warranties shall survive as to such Claim, until such Claim has been finally resolved.

SECTION 8.02  Indemnification by Flotec and Deep Down.  The Company, Holdings and their Affiliates, officers, directors, employees, agents, successors and assigns (each a “Company Indemnified Party”) shall be indemnified and held harmless by Flotec and Deep Down, jointly and severally, for and against any and all Liabilities, losses, diminution in value, damages, Claims, costs and expenses, interest, awards, judgments and penalties (including reasonable attorneys’ and consultants’ fees and expenses) suffered or incurred by them (including any Action brought or otherwise initiated by any of them) (hereinafter a “Loss”), arising out of or resulting from:

(i)           the breach of any representation or warranty made by Flotec or Deep Down contained in this Agreement;

(ii)           the breach of any covenant or agreement by Flotec or Deep Down contained in this Agreement; or

(iii)           the Excluded Liabilities.

SECTION 8.03  Indemnification by the Company.  Flotec, Deep Down and their Affiliates, officers, directors, employees, agents, successors and assigns (each a “Deep Down Indemnified Party”) shall be indemnified and held harmless by the Company for and against any and all Losses, arising out of or resulting from:

(i)           the breach of any representation or warranty made by the Company or Holdings contained in this Agreement; or

(ii)           the breach of any covenant or agreement by the Company or Holdings contained in the this Agreement; or

(iii)   the Assumed Liabilities.

SECTION 8.04  Limits on Indemnification.   Notwithstanding anything to the contrary contained in this Agreement, except with respect to Claims relating to Taxes:  (a) an Indemnifying Party shall not be liable for any claim for indemnification pursuant to Section 8.02 or Section 8.03, unless and until the aggregate amount of indemnifiable Losses which may be recovered from the Indemnifying Party equals or exceeds $75,000, after which the Indemnifying Party shall be liable only for those Losses in excess of $75,000 and (b) the maximum amount of indemnifiable Losses which may be recovered from an Indemnified Party arising out of or resulting from the causes set forth in Section 8.02(i) or Section 8.03(i) as the case may be, shall be an amount equal to $3,000,000.  The provisions of this Section 8.04 shall not apply with respect to indemnification for Taxes.

SECTION 8.05  Notice of Loss; Third Party Claims.

(a)           An Indemnified Party shall give the Indemnifying Party notice of any matter which an Indemnified Party has determined has given or could give rise to a right of indemnification under this Agreement, within 60 days of such determination, stating the amount of the Loss, if known, and method of computation thereof, and containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed or arises.

(b)           If an Indemnified Party shall receive notice of any Action, audit, demand or assessment (each, a “Third Party Claim”) against it or which may give rise to a Claim for Loss under this Article VIII, within 30 days of the receipt of such notice, the Indemnified Party shall give the Indemnifying Party notice of such Third Party Claim; provided, however, that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations under this Article VIII except to the extent that the Indemnifying Party is materially prejudiced by such failure and shall not relieve the Indemnifying Party from any other obligation or Liability that it may have to any Indemnified Party otherwise than under this Article VIII.  If the Indemnifying Party acknowledges in writing its obligation to indemnify the Indemnified Party hereunder against any Losses that may result from such Third Party Claim, then the Indemnifying Party shall be entitled to assume and control the defense of such Third Party Claim at its expense and through counsel of its choice if it gives notice of its intention to do so to the Indemnified Party within five days of the receipt of such notice from the Indemnified Party; provided, however, that if there exists or is reasonably likely to exist a conflict of interest that would make it inappropriate in the judgment of the Indemnified Party, based on the advise of counsel, for the same counsel to represent both the Indemnified Party and the Indemnifying Party, then the Indemnified Party shall be entitled to retain its own counsel in each jurisdiction for which the Indemnified Party determines counsel is required, at the expense of the Indemnifying Party.  In the event that the Indemnifying Party exercises the right to undertake any such defense against any such Third Party Claim as provided above, the Indemnified Party shall cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party, at the Indemnifying Party’s expense, all witnesses, pertinent records, materials and information in the Indemnified Party’s possession or under the Indemnified Party’s control relating thereto as is reasonably required by the Indemnifying Party.  Similarly, in the event the Indemnified Party is, directly or indirectly, conducting the defense against any such Third Party Claim, the Indemnifying Party shall cooperate with the Indemnified Party in such defense and make available to the Indemnified Party, at the Indemnifying Party’s expense, all such witnesses, records, materials and information in the Indemnifying Party’s possession or under the Indemnifying Party’s control relating thereto as is reasonably required by the Indemnified Party.  The party controlling the defense of the Third Party Claim shall at all times use commercially reasonable efforts to keep the Indemnified Party or the Indemnifying Party, as the case may be, reasonably apprised of the status of the defense.  No Third Party Claim may be settled by the Indemnifying Party without the prior written consent of the Indemnified Party, which shall not be unreasonably withheld, conditioned or delayed, unless such settlement includes as an unconditional term thereof the delivery by the claimant to the Indemnified Party of a written release from all liability in respect of such Third Party Claim.  If the Indemnified Party is in control of the defense of the Third Party Claim, it may settle such Third Party Claim on behalf of and for the account and risk of the Indemnifying Party, who shall be bound by the result; provided, however, that it shall have exercised efforts in resolving such Third Party Claim consistent with the efforts that it would have exercised if such settlement was for its own account; and provided, further, that if a settlement offer for monetary damages is made by the claimant that includes an unconditional release of the Indemnified Party and the Indemnifying Party notifies the Indemnified Party in writing of its willingness to accept such settlement offer and pay the amount called for by such offer, then the Indemnifying Party’s obligation with respect to such Third Party Claim shall be limited to the lesser of (A) the amount of the settlement offer and (B) the aggregate Losses of the Indemnified Party with respect to such Third Party Claim.

ARTICLE IX

TERMINATION, AMENDMENT AND WAIVER

SECTION 9.01  Termination.  This Agreement may be terminated at any time prior to the Closing:

(a)           by the Company or Holdings if, between the date hereof and the Closing: (i) an event or condition occurs that has resulted in a Material Adverse Effect, (ii) any representations and warranties of Flotec or Deep Down contained in this Agreement (1) that are not qualified by “materiality” or “Material Adverse Effect” shall not have been true and correct in all material respects when made or (2) that are qualified by “materiality” or “Material Adverse Effect” shall not have been true and correct when made, (iii) Flotec or Deep Down shall not have complied in all material respects with the covenants or agreements contained in this Agreement to be complied with by them or (iv) Flotec or Deep Down makes a general assignment for the benefit of creditors, or any proceeding shall be instituted by or against Flotec or Deep Down seeking to adjudicate any of them a bankrupt or insolvent, or seeking liquidation, winding up or reorganization, arrangement, adjustment, protection, relief or composition of its debts under any Law relating to bankruptcy, insolvency or reorganization;

(b)           by Flotec or Deep Down if, between the date hereof and the Closing: (i)  any representations and warranties of the Company or Holdings contained in this Agreement shall not have been true and correct in all material respects when made, (ii) the Company or Holdings shall not have complied in all material respects with the covenants or agreements contained in this Agreement to be complied with by them or (iii) the Company or Holdings makes a general assignment for the benefit of creditors, or any proceeding shall be instituted by or against the Company or Holdings seeking to adjudicate any of them a bankrupt or insolvent, or seeking liquidation, winding up or reorganization, arrangement, adjustment, protection, relief or composition of its debts under any Law relating to bankruptcy, insolvency or reorganization;

(c)           by any of Flotec, Deep Down, Holdings or the Company if the Closing shall not have occurred by December 31, 2010; provided, however, that the right to terminate this Agreement under this Section 9.01(c) shall not be available to any party whose failure to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur on or prior to such date;

(d)           by any of Flotec, Deep Down, Holdings or the Company in the event that any Governmental Authority shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the Transactions and such order, decree, ruling or other action shall have become final and nonappealable; or

(e)           by the mutual written consent of Flotec, Deep Down, Holdings and the Company.

SECTION 9.02  Effect of Termination.  In the event of termination of this Agreement as provided in Section 9.01, this Agreement shall forthwith become void and there shall be no liability on the part of either party hereto except (a) as set forth in Section 6.03 and Section 10.01 and (b) that nothing herein shall relieve either party from liability for any breach of this Agreement.

ARTICLE X

GENERAL PROVISIONS

SECTION 10.01  Expenses.  Except as otherwise specified in this Agreement, all costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred by Flotec, Deep Down, Holdings and the Company shall be paid in accordance with Section 11.9 of the Operating Agreement.

SECTION 10.02  Notices.  All notices, requests, Claims, demands and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by facsimile or electronic mail, upon written confirmation of receipt by facsimile or electronic mail, or otherwise, (b) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (c) on the earlier of confirmed receipt or the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid, to the respective parties hereto at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.02):

If to Deep Down or Flotec:

Deep Down, Inc.
8827 W. Sam Houston Parkway N., Suite 100
Houston, TX  77040
Facsimile: (281) 517-5001
Attention: Eugene L. Butler, Executive Chairman

Copy to (which will not constitute notice):

Looper Reed & McGraw, P.C.
1300 Post Oak Blvd, Suite 2000
Houston, Texas 77056
Facsimile: (713) 986-7100
Attention: Jeffrey D. Hopkins

If to Holdings or the Company:

Flotation Investor, LLC
c/o York Capital Management
767 Fifth Avenue, 17th Floor
New York, NY  10153
Attention:  Joshua Ratner
Copy to (which will not constitute notice):

Akin Gump Strauss Hauer & Feld LLP
One Bryant Park
New York, NY  10036
Email:  gsecol@akingump.com
Attention: Geoffrey Secol

SECTION 10.03  Public Announcements.  Neither party hereto shall make, or cause to be made, any press release or public announcement in respect of this Agreement or the Transactions or otherwise communicate with any news media without the prior written consent of the other party unless otherwise required by Law, and the parties hereto shall cooperate as to the timing and contents of any such press release, public announcement or communication.

SECTION 10.04  Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect for so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to either party hereto.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the Transactions are consummated as originally contemplated to the greatest extent possible.

SECTION 10.05  Entire Agreement.  This Agreement and the Ancillary Agreements constitute the entire agreement of the parties hereto with respect to the subject matter hereof and thereof and supersede all prior agreements and undertakings, both written and oral, between Deep Down, Flotec, Holdings and the Company with respect to the subject matter hereof and thereof.

SECTION 10.06  Assignment.  This Agreement may not be assigned by operation of law or otherwise without the express written consent of Deep Down, Flotec, Holdings and the Company (which consent may be granted or withheld in the sole discretion of such parties); provided, however, that Holdings may assign this Agreement or any of its respective rights and obligations hereunder to one or more of its Affiliates without the consent of Flotec, Deep Down or the Company.  No assignment of any obligations hereunder shall relieve the parties hereto of any such obligations.

SECTION 10.07  Amendment.  This Agreement may not be amended or modified except (a) by an instrument in writing signed by, or on behalf of, Deep Down, Flotec, Holdings and the Company or (b) by a waiver in accordance with Section 10.08.

SECTION 10.08  Waiver.  Either party to this Agreement may (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered by the other party pursuant hereto or (c) waive compliance with any of the agreements of the other party or conditions to such party’s obligations contained herein.  Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party to be bound thereby.  Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement.  The failure of either party hereto to assert any of its rights hereunder shall not constitute a waiver of any of such rights.  All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

SECTION 10.09  No Third Party Beneficiaries.  Except for the provisions of Article VIII relating to indemnified parties, this Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person, including any union or any employee or former employee of Deep Down or Flotec, any legal or equitable right, benefit or remedy of any nature whatsoever, including any rights of employment for any specified period, under or by reason of this Agreement.

SECTION 10.10  Specific Performance.  Flotec and Deep Down acknowledge and agree that the Company and Holdings would be irreparably damaged if any of the provisions of this Agreement are not performed in accordance with their specific terms and that any breach of this Agreement by Flotec or Deep Down could not be adequately compensated in all cases by monetary damages alone.  Accordingly, in addition to any other right or remedy to which the Company and Holdings may be entitled, at law or in equity, it shall be entitled to enforce any provision of this Agreement by a decree of specific performance and to temporary, preliminary and permanent injunctive relief to prevent breaches or threatened breaches of any of the provisions of this Agreement, without posting any bond or other undertaking.

SECTION 10.11  Binding Arbitration.

(a)           AAA Arbitration.  In the event of any dispute, claim or controversy between or among the parties to this Agreement arising out of or relating to this Agreement or any breach thereof, including, without limitation, any claim that this Agreement or any of its parts is invalid, illegal or otherwise voidable or void, whether such dispute, claim or controversy sounds in contract, tort, equity or otherwise, and whether such dispute, claim or controversy relates to the meaning, interpretation, effect, validity, performance or enforcement of the Agreement, such dispute, claim or controversy shall be settled by and through an arbitration proceeding to be administered by the American Arbitration Association (or any like organization successor thereto) in New York, New York, in accordance with the American Arbitration Association’s Commercial Arbitration Rules.  Each of the parties to this Agreement hereby agrees and consents to such venue and waives any objection thereto.  The arbitrability of any such dispute, claim or controversy shall likewise be determined in such arbitration.  Such arbitration proceeding shall be conducted in as expedited a manner as is then permitted by the commercial arbitration rules (formal or informal) of the American Arbitration Association.  Both the foregoing agreement of the parties to this Agreement to arbitrate any and all such disputes, claims and controversies and the results, determinations, findings, judgments and/or awards rendered through any such arbitration shall be final and binding on the parties hereto and may be specifically enforced by legal proceedings.  Notwithstanding any provision of this Agreement relating to which state laws govern this Agreement, all issues relating to arbitrability or the enforcement of the agreement to arbitrate contained herein shall be governed by the Federal Arbitration Act (9 U.S.C. §§ 1 et seq.) and the federal common law of arbitration.

(b)           Procedure.  Such arbitration may be initiated by written notice from any party to this Agreement to the other parties hereto setting forth a demand for arbitration and detailing with specificity the nature of the dispute, claim or controversy to be arbitrated (the “Arbitration Notice”).  Within two (2) Business Days following receipt of the Arbitration Notice, each party shall exchange lists of three (3) acceptable, qualified arbitrators.  Within two (2) Business Days following the exchange of lists of acceptable arbitrators, the parties shall select by mutual agreement (3) three arbitrators from their original lists.  If no such agreement is reached within seven (7) Business Days following the delivery of the Arbitration Notice, the New York office of the American Arbitration Association shall select (3) three arbitrators from the original lists provided by the parties to serve as the arbitrators.  Time is of the essence of this arbitration procedure, and all arbitration hearings will, unless determined to be impracticable or not in the interests of justice by the arbitrators, be commenced within ninety (90) days of the service of a demand for arbitration, and the arbitrators shall be instructed and required to render his or her decision within ten (10) days following completion of the arbitration.  The arbitrators shall provide a written statement setting forth the factual basis and legal reasoning supporting any decision or award, pursuant to Rule R-42(b) of the American Arbitration Association’s Commercial Arbitration Rules.

(c)           Discovery Rules.  The parties will be entitled to take discovery in accordance with the provisions of the New York Rules of Civil Procedure, but either party may request that the arbitrator limit the amount or scope of discovery and, in determining whether to do so, the arbitrators shall balance the need for discovery against the parties’ mutual desire to resolve disputes expeditiously and inexpensively.

(d)           Qualifications of Arbitrators.  The arbitrators in any such arbitration shall, insofar as is practicable, be a person who is expert in the subject matter of the dispute.

(e)           Governing Law.  The arbitrators shall follow any applicable federal and New York state substantive law.

(f)           Opportunity to Present Evidence.  Prior to rendering his or her determination or award, the arbitrator(s) shall afford each party an opportunity to express its views as to the proper determination of the matters under arbitration, orally or in writing as the arbitrators may deem appropriate; provided, however, that (i) any party submitting written material shall be required to submit a copy of that material to the other parties, who shall have the opportunity to submit a written reply to that material within ten (10) Business Days, and (ii) if any party is to submit oral statements, the other parties shall be afforded a reasonable opportunity to be present at the time at which these oral statements are made before the arbitrator(s) and to reply orally.

(g)           Experts Engaged by Arbitrators.  The arbitrators may, at their discretion and at the expense of the parties who will bear the cost of the arbitration, employ an expert to assist them in their determination.

(h)           Costs of Arbitration.  The fees of the arbitrators and the cost of the arbitration proceeding and any proceeding in court to confirm or to vacate any arbitration award, as applicable (including, without limitation, attorneys’ fees and costs), shall be borne by the unsuccessful party and shall be awarded as part of the arbitrators’ judgment.

(i)           Venue and Jurisdiction.  This Agreement and all matters related to this Agreement will be construed and enforced in accordance with the internal laws of New York irrespective of its conflicts of law rules.  The parties hereby consent to the jurisdiction of, and venue in, the courts in the County of New York, New York, to enforce any arbitration award or to hear any application for injunctive relief as provided for in this Agreement.

(j)           Exclusive Remedy.  The parties to this Agreement agree that arbitration as set forth above shall be the sole means of resolving any disputes, claims and controversies among them arising out of this Agreement.  The parties to this Agreement hereby waive to the fullest extent permitted by law any right to or claim for any punitive or exemplary damages against the others and agree that in the event of a dispute between or among them, each shall be limited to the recovery of only the actual damages sustained.

(k)           Survival.  The arbitration provisions of this Section 6.11 are self-executing and shall remain in full force and effect after the expiration or termination of this Agreement.  If any party fails to appear at any properly noticed arbitration proceeding, an award may be entered against such party by default or otherwise, notwithstanding such failure to appear.

(l)           Injunctive Relief.  The obligation herein to arbitrate shall not prevent any party from seeking temporary restraining orders, preliminary injunctions or other procedures in a court to obtain interim relief when deemed necessary by such court to preserve the status quo or prevent irreparable injury pending resolution by arbitration of the actual dispute.

(m)           ACKNOWLEDGEMENT. EACH PARTY TO THIS AGREEMENT UNDERSTANDS AND AGREES THAT:

(i)           ARBITRATION IS FINAL AND BINDING ON THE PARTIES.

(ii)           EACH PARTY TO THIS AGREEMENT IS WAIVING ITS RIGHT TO SEEK REMEDIES IN COURT, INCLUDING THE RIGHT TO A JURY TRIAL.

(iii)           PRE-ARBITRATION DISCOVERY IS GENERALLY MORE LIMITED THAN AND DIFFERENT FROM COURT PROCEEDINGS.

(iv)           ANY PARTY'S RIGHT TO APPEAL OR TO SEEK MODIFICATION OF RULINGS BY THE ARBITRATOR(S) IS STRICTLY LIMITED.

SECTION 10.12  Currency.  Unless otherwise specified in this Agreement, all references to currency, monetary values and dollars set forth herein shall mean United States (U.S.) dollars and all payments hereunder shall be made in United States dollars.

SECTION 10.13  Counterparts.  This Agreement may be executed and delivered (including by facsimile or other electronic transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, Deep Down, Flotec, Holdings and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

DEEP DOWN, INC.

By:	/s/ Eugene L. Butler
Eugene L. Butler
Executive Chairman

FLOTATION TECHNOLOGIES, INC.

By:	/s/ Michael J. Newbury
Michael J. Newbury
Vice President

FLOTATION INVESTOR, LLC

By:	/s/ Joshua Ratner
Name: Joshua Ratner
Title: VP & Secretary

CUMING FLOTATION TECHNOLOGIES, LLC

By:	/s/ Joshua Ratner
Name: Joshua Ratner
Title: Manager